August 21, 2019	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS JULY 2019 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2019. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Record client assets under administration of $831.1 billion increased 8% over July 2018 and 1% over June 2019. Record financial assets under management of $144.0 billion increased 4% over July 2018 and 1% over June 2019. The growth of client assets was driven by equity market appreciation and the net addition of financial advisors in the Private Client Group.

“Clients’ domestic cash sweep balances declined 2% compared to the preceding month largely due to quarterly fee payments. However, cash sweep balances modestly increased thus far in August,” said Chairman and CEO Paul Reilly. “Financial advisor retention and recruiting momentum remain solid across our multiple affiliation options. Additionally, activity levels for M&A and fixed income remain strong.”

Net loans at Raymond James Bank of $20.6 billion increased 7% over July 2018 and declined slightly compared to June 2019 due to elevated payoffs during the month.

Following the 25 basis point reduction in short-term interest rates by the Federal Reserve on July 31, 2019, cash sweep rates paid to clients were lowered by 10-15 basis points, effective August 8.

From July 1, 2019 through August 20, 2019, the firm repurchased approximately 2.13 million shares for $161.2 million, an average price of approximately $75.75 per share. Including these purchases, fiscal year to date the firm has repurchased approximately 9.83 million shares for $752 million at an average price of approximately $76.50 per share. As of August 20, 2019, $750 million remained available under the Board’s current share repurchase authorization announced on August 16, 2019.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,900 financial advisors. Total client assets are $831 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation, regulatory developments, and general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	July 31, 2019	July 31, 2018	June 30, 2019	July 31, 2018	June 30, 2019
Client assets under administration	$831.1	$772.6	$824.2	8%	1%
Private Client Group assets under administration	$793.6	$737.9	$787.4	8%	1%
Private Client Group assets in fee-based accounts	$403.2	$353.7	$398.0	14%	1%
Financial assets under management	$144.0	$138.5	$143.1	4%	1%

Raymond James Bank loans, net	$20.6	$19.2	$20.7	7%	—

Clients’ domestic cash sweep balances	$37.3	$41.3	$38.2	(10)%	(2)%